                                                                       EXHIBIT 5




                                  EXHIBIT 4

                               OPTION AGREEMENT

            THIS AGREEMENT, dated as of June 30, 1994, is made by and between Doubletree Corporation, a Delaware corporation hereinafter referred to as the "Company," and GE Investment Hotel Partners I, Limited Partnership ("GEHOP"), an affiliate of the Company or Subsidiary of the Company, hereinafter referred to as "Optionholder":

            WHEREAS, the Company wishes to afford the Optionholder the opportunity to purchase an option to purchase 20,000 shares of its $.01 par value Common Stock (the "Option"); and

            WHEREAS, the Board of Directors (the "Board") of the Company has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Option, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

            Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

SECTION 1.1 - BOARD

            "Board" shall mean the Board of Directors of the Company.

SECTION 1.2 - COMMON STOCK



                              Page 85 of 94 Pages

            "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

SECTION 1.3 - COMPANY

            "Company" shall mean Doubletree Corporation, a Delaware corporation.

SECTION 1.4 - EXCHANGE ACT

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

SECTION 1.5 - FAIR MARKET VALUE

            "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the mean between the highest and lowest selling price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by NASDAQ or, if NASDAQ is not then in existence, by its successor quotation system; or (iii) if Common Stock is not publicly traded, the Fair Market Value of a share of Common Stock as established by the Committee acting in good faith.

SECTION 1.6 - GEHOP

            "GEHOP" shall mean GE Investment Hotel Partners I, Limited Partnership.

SECTION 1.7 - SECRETARY

            "Secretary" shall mean the Secretary of the Company.

SECTION 1.8 - SECURITIES ACT

            "Securities Act" shall mean the Securities Act of 1933, as amended.

SECTION 1.9 - SUBSIDIARY

            "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 1.10 - OPTION

            "Option shall mean an option granted under this Agreement.



                              Page 86 of 94 Pages

SECTION     1.11 - OPTIONHOLDER "Optionholder" shall mean GEHOP.


                                  ARTICLE II

                                SALE OF OPTION

SECTION 2.1 - SALE OF OPTION

            In consideration of the payment of the amount set forth in Section
2.2 hereof, and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionholder the option to purchase any part or all of an aggregate of 20,000 shares of its $.01 par value Common Stock upon the terms and conditions set forth in this Agreement.

SECTION 2.2 - CONSIDERATION TO THE COMPANY

            In consideration of the granting of the Option by the Company, the Optionholder shall pay to the Company an aggregate amount of $200.00 in cash upon the execution of this Agreement.

SECTION 2.3 - EXERCISE PRICE

            The purchase price of the shares of stock covered by the Option shall be $13.00 per share without commission or other charge.

SECTION 2.4 - ADJUSTMENTS IN OPTION

            (a) In the event that the outstanding shares of the stock subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, stock dividend or combination of shares, the Board shall make an appropriate and equitable adjustment in the number and kind of shares as to which the Option, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Optionholder's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in the Option may include any necessary corresponding adjustment in the Option price per share, but shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices). Any such adjustment made by the Board shall be final and binding upon the Optionholder, the Company and all other interested persons.

            (b) Notwithstanding the foregoing, in the event of such a reorganization, merger, consolidation, recapitalization, reclassification, stock split up, stock dividend or combination, or other adjustment or event which results in shares of Common Stock being


                              Page 87 of 94 Pages
exchanged for or converted into cash, securities or other property, the Company will have the right to terminate this Agreement as of the date of the exchange or conversion, in which case all options, rights and other awards under this Agreement shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

            (c) In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Company's Common Stock, the Board may in its discretion make an appropriate and equitable adjustment to the Option to reflect such diminution.


                                 ARTICLE III

                          PERIOD OF EXERCISEABILITY

SECTION 3.1 - COMMENCEMENT OF EXERCISABILITY

            The Option shall become exercisable in four (4) cumulative installments as follows:

            (a) The first installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on the first anniversary of the date the Option is granted.

            (b) The second installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on the second anniversary of the date the Option is granted.

            (c) The third installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on the third anniversary of the date the Option is granted.

            (d) The fourth installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on the fourth anniversary of the date the Option is granted.

SECTION 3.2 - DURATION OF EXERCISABILITY

            The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

SECTION 3.3 - EXPIRATION OF OPTION

            The Option may not be exercised to any extent by anyone after the first to occur of the following events:



                              Page 88 of 94 Pages

            (a) The expiration of ten (10) years from the date the Option was granted;

            (b) The effective date of either the merger or consolidation of the Company with or into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation or person of all or substantially all of the Company's assets or fifty percent (50%) or more of the Company's then outstanding voting stock (other than an acquisition by the General Electric Pension Trust or its affiliates, by Canadian Pacific or its affiliates, by Richard Ferris or by Peter Ueberroth of more than 50% of the Company's then outstanding voting stock), or the liquidation or dissolution of the Company, unless the Board waives this provision in writing. At least ten (10) days prior to the effective date of such merger, consolidation, exchange, acquisition, liquidation or dissolution, the Board shall give the Optionholder notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.3.

SECTION 3.4 - ACCELERATION OF EXERCISABILITY

            In the event of the merger or consolidation of the Company with or into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation or person of all or substantially all of the Company's assets or fifty percent (50%) or more of the Company's then outstanding voting stock (other than an acquisition by the General Electric Pension Trust or its affiliates, by Canadian Pacific or its affiliates, by Richard Ferris or by Peter Ueberroth of more than 50% of the Company's then outstanding voting stock), or the liquidation or dissolution of the Company, this Option shall be exercisable as to all the shares covered hereby, notwithstanding that this Option may not yet have become fully exercisable under Section 3.1(a); provided, however, that this acceleration of exercisability shall not take place if:

            (a) Such acceleration of exercisability would be inconsistent with the requirements of Rule 16b-3;

            (b) This Option becomes unexercisable under Section 3.3 prior to said effective date; or

            (c) In connection with such an event, provision is made for an assumption of this Option or a substitution therefor of a new option by the succeeding employer corporation or a parent or subsidiary of such corporation.

            The Board may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of exercisability, including, but not by way of limitation, provisions to ensure that any such acceleration and resulting exercise shall be conditioned upon the consummation of the contemplated corporate transaction.


                                  ARTICLE IV




                              Page 89 of 94 Pages

                              EXERCISE OF OPTION

SECTION 4.1 - PARTIAL EXERCISE

            Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than one hundred (100) shares (or the minimum installment set forth in Section 3.1, if a smaller number of shares) and shall be for whole shares only.

SECTION 4.2 - MANNER OF EXERCISE

            The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

            (a) Notice in writing signed by the Optionholder stating that the Option or portion is thereby exercised, such notice complying with all applicable rules established by the Board; and

            (b) (i) Full payment (in cash) for the shares with respect to which such Option or portion is exercised; or

                (ii) With the consent of the Board, (A) shares of the Company's Common Stock owned by the Optionholder duly endorsed for transfer to the Company or (B) subject to the timing requirements of Section 4.3, shares of the Company's Common Stock issuable to the Optionholder upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate purchase price of the shares with respect to which such Option or portion is exercised; or

               (iii) With the consent of the Board, any combination of the consideration provided in the foregoing subparagraphs (i) and (ii); and

            (c) A bona fide written representation and agreement, in a form satisfactory to the Board, signed by the Optionholder, stating that the shares of stock are being acquired for the Optionholder's own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Optionholder will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Board may, in its absolute discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Board may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock


                              Page 90 of 94 Pages
issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein. The written representation and agreement referred to in the first sentence of this subsection (c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares; and

            (d) Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Board, (i) shares of the Company's Common Stock owned by the Optionholder duly endorsed for transfer, or (ii) subject to the timing requirements of Section 4.3, shares of the Company's Common Stock issuable to the Optionholder upon exercise of the Option, having a Fair Market Value at the date of Option exercise equal to the sums required to be withheld, may be used to make all or part of such payment.

SECTION 4.3 - CERTAIN TIMING REQUIREMENTS

            Shares of the Company's Common Stock issuable to the Optionholder upon exercise of the Option may be used to satisfy the Option price or the tax withholding consequences of such exercise only (i) during the period beginning on the third (3rd) business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth (12th) business day following such date or (ii) pursuant to an irrevocable written election by the Optionholder to use shares of the Company's Common Stock issuable to the Optionholder upon exercise of the Option to pay all or part of the Option price or the withholding taxes (subject to the approval of the Board) made at least six (6) months prior to the payment of such Option price or withholding taxes.

SECTION 4.4 - CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES

            The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

            (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

            (b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board shall, in its absolute discretion, deem necessary or advisable; and

            (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable; and



                              Page 91 of 94 Pages

            (d) The receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; and

            (e) The lapse of such reasonable period of time following the exercise of the Option as the Board may from time to time establish for reasons of administrative convenience, provided, however, that the Company shall undertake and diligently pursue satisfaction of the foregoing conditions within a reasonable time after exercise of the Option.

SECTION 4.5 - RIGHTS AS SHAREHOLDER

            The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.


                                  ARTICLE V

                               OTHER PROVISIONS

SECTION 5.1 - ADMINISTRATION

            The Board shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon the Optionholder, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Option.

SECTION 5.2 - OPTION NOT TRANSFERABLE

            Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution, and provided, further, that Optionholder shall have the right to assign or distribute the Option, in whole or in part, to Optionholder's partners upon Optionholder's dissolution or liquidation, whereupon each assignee or distributee shall be entitled to all rights hereunder as to the portion of the Option conveyed to it.

SECTION 5.3 - SHARES TO BE RESERVED



                              Page 92 of 94 Pages

            The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

SECTION 5.4 - NOTICES

            Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionholder shall be addressed to GEHOP at P.O. Box 7900, 3003 Summer Street, Stamford, Connecticut 06904-7900, Attention: General Counsel, with a copy to Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, Attn: Sanford W. Morhouse, Esq. (WCS/49376). By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

SECTION 5.5 - TITLES

            Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

SECTION 5.6 - CONSTRUCTION

            This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware.

SECTION 5.7 - CONFORMITY TO SECURITIES LAWS

            The Optionholder acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.



                              Page 93 of 94 Pages

                        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.


                             Doubletree Corporation



                             By:
                                 ------------------------------------
                                    WILLIAM L. PEROCCHI,
                                    EXECUTIVE VICE PRESIDENT,
                                    CHIEF FINANCIAL OFFICER AND
                                    SECRETARY

GE Investment Hotel Partners I, Limited Partnership

By:   GE Investment Management Incorporated, its general partner


By:
   ---------------------------------


Title:
      ------------------------------



Taxpayer Identification Number:



--------------------------------




                              Page 94 of 94 Pages